EXECUTION COPY

Exhibit 10.29

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

This AGREEMENT ("Agreement") is made effective as of January 1, 2009 (“Effective Date”) by and between Synergetics USA, Inc. (“Synergetics”), a Delaware corporation with a business address of 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, and Codman & Shurtleff, Inc. ("CODMAN"), a corporation existing under the laws of New Jersey with a business address of 325 Paramount Drive, Raynham, MA 02767.  Synergetics and CODMAN are referred to herein separately as a “Party” and collectively as the “Parties”.

WHEREAS, CODMAN develops, manufactures, and markets medical instruments, implants and accessories for the diagnosis and treatment of conditions affecting the central nervous system;

WHEREAS, Synergetics, among other things, develops, manufactures and supplies medical devices and related instrumentation and accessories used for neurocranial and neurospinal surgery;

WHEREAS, Synergetics and CODMAN have in place an interim agreement covering the time period from January 1, 2009 through March 31, 2009 and desire this Agreement to supercede such interim agreement;

WHEREAS, the parties desire that CODMAN market Synergetics’ Existing Products (as defined below) through December 31, 2011, under the terms of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Synergetics IP, Inc., a wholly-owned subsidiary of Synergetics (“Subsidiary”), and CODMAN are entering into that certain Trademark License Agreement, dated even date herewith, providing for the licensing of the Malis trademark by Subsidiary to CODMAN (the “License Agreement”); and

WHEREAS, the parties desire to agree upon other matters as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE ONE
DEFINITIONS

As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

"Accessory Products" shall have the meaning set forth in Schedule A attached hereto.

"Affiliate" of a party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such party.  For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Co-Exclusive Products” shall mean those products identified as such in Schedule A with the corresponding rights defined in Section 2.01(b) below.

"Disposable Products" shall have the meaning set forth in Schedule A attached hereto.

“Exclusive Products” shall mean those products identified as such in Schedule A with the corresponding rights defined in Section 2.01(b) below.

"Existing Products" shall mean those Medical Device Products, Disposable Products and Accessory Products indicated for use in the Field, as described in Schedule A attached hereto, and which shall be revised from time to time by agreement of the Parties.

"Field" shall mean the practice of neurocranial and neurospinal surgery.

"Governmental  Registration" shall mean the filing of product documentation including, but not limited to, labeling and Product Certifications with country governmental bodies or health authorities to obtain an approval or license to distribute product in the specific markets.  Filing a Governmental Registration requires that all relevant Product Certifications have been obtained.

"Know-How" shall mean the know-how relating to the development or manufacture of any Existing Product, including, without limitation, processes, techniques, methods, products, apparatuses, and other materials and compositions which are reasonably related thereto.

"Manufacturing Costs" shall mean the direct labor, direct overhead and Raw Materials costs incurred in the manufacture of Existing Products.

"Medical Device Products" shall have the meaning set forth in Schedule A attached hereto.

"New Product" shall mean any product or product idea not listed among the Existing Products on Schedule A, but which either Party desires to add to Schedule A after any necessary development and testing thereof, including improvements to any Existing Product.

"Patents" shall mean the U.S. Patents set forth on Schedule C along with any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition, and any subsequent improvement patents or applications, such improvement patents and applications being those the practice of which falls within the claims any of said patents.

"Product Certification" shall mean the provision and demonstration of performance characteristics and design process showing conformance with internationally recognized product safety and conformance standards and the associated documentation (test reports, product specifications, etc.).  This activity is conducted by third party Certified Body (“CB”) scheme organization authorized to register medical devices.  Upon successful completion of this activity the CB scheme organization will issue a product certificate describing the scope of the registration.  The product certificate is then provided to a Notified Body.

"Raw Materials" shall mean the materials, components, and packaging required to manufacture and to package any Existing Product in accordance with the Specifications.

"Specifications" shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of any Existing Products as the same may hereafter be modified by mutual agreement of the parties in writing.  Schedule D attached hereto references the document that contains the agreed upon Specifications for the Existing Products, which is made a part hereof.

"Synergetics Patents" shall mean (i) all of the Patents as defined above (ii) all other patents and applications for patents that cover the manufacture, use, importation or sale of any Existing Product in which Synergetics (or any Affiliate of Synergetics) has any rights, any foreign counterparts thereof as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon and all reissues, reexaminations and extensions.

"Term" shall have the meaning set forth in Section 10.01 herein.

ARTICLE TWO
SUPPLY OF PRODUCT, PRICE, OTHER TERMS

2.01    Distribution of Products.

(a)       This Agreement hereby supercedes the interim agreement between the Parties referenced in the recitals hereto.  Synergetics hereby appoints CODMAN, and CODMAN hereby accepts appointment, as a worldwide distributor of Existing Products (as any such Existing Product may be hereafter changed or modified pursuant to Section 3.04 hereof) for the Term of this Agreement.  It is the understanding and the good faith intent of the Parties that the list of Existing Products presented in Schedule A will be modified during the first year of this Agreement to add New Product generators (to be developed as contemplated in Schedule G and in accordance with Section 3.08 (as further defined on Schedule G (the “Schedule G Generators”)) that the Parties anticipate eventually will replace the CMC III and Synergy generators; provided that it is understood and agreed that subsequent to the commencement of commercial sales by CODMAN of a Schedule G Generator or of a CMC XL generator (as defined on Schedule G), if Synergetics is unable to obtain the necessary parts to continue to produce CMC III or Synergy generators, then by written notice from Synergetics to CODMAN the CMC III or Synergy generators (or both), as the case may be, shall be removed from Schedule A; provided further that (i) Synergetics gives as much advanced notice of such parts deficiency as is feasible to enable CODMAN to adjust its marketing accordingly, and (ii) Synergetics shall continue to fulfill existing purchase orders for such generators to the extent that the supply of parts allows.  Synergetics understands and agrees that during the term of this Agreement, CODMAN may utilize its Affiliates to act as distributors hereunder in certain geographic areas, provided that CODMAN shall at all times remain responsible for performance of all of its obligations under this Agreement.

(b)       With respect to Exclusive Products, CODMAN shall have the exclusive right, even as to Synergetics, to sell such products in the Field.  With respect to Co-Exclusive Products, both CODMAN and Synergetics shall have the right to sell such products, directly or indirectly, in the Field.  For purposes of the foregoing, Exclusive Products and Co-Exclusive Products shall be specifically limited to products that are identical with respect to functionality, technology, performance and appearance as the Exclusive Products and Co-Exclusive Products identified on Schedule A hereto.  Subject to CODMAN’s exercise of the Option, but notwithstanding any other provision of this Agreement to the contrary, to the extent Synergetics (or any Affiliate of Synergetics) proposes to market and sell a product in the Field that is not identical to an Exclusive Product or a Co-Exclusive Product, as the case may be, with respect to functionality, technology, performance and appearance, even if such other product would be considered a competing product of an Exclusive Product or Co-Exclusive Product, Synergetics (or any Affiliate of Synergetics) is free to do so without restriction or limitation of any kind under this Agreement; provided, however, that neither Synergetics nor any Affiliate of Synergetics shall sell any product that has confusingly similar trade dress (including packaging, product name, trade name, etc.) to an Exclusive Product or Co-Exclusive Product.  Synergetics will consult with CODMAN on any trade dress issues, and the parties will in good faith resolve any differences prior to launch of any Synergetics’ product in the Field and thereafter should issues arise.

(c)       Except as specifically provided for in Sections 2.06(b), 3.08, 7.01 and 7.02 hereof, during the Term CODMAN shall purchase all of its requirements for products of like kind as the Existing Products for use in the Field solely from Synergetics and shall not, directly or indirectly, offer or sell a product that would compete with any Existing Product in the Field.  For purposes of the foregoing, CODMAN’s requirements shall be measured by the requirements of its distributors and end-user customers for such products; provided, however, that nothing contained in this Section 2.01(c) shall restrict an Affiliate of CODMAN from engaging in good faith (i.e. not with a view toward circumventing this Section 2.01(c)) in any of the above described activities independently of CODMAN, provided such Affiliates do not have access to, or use of, Synergetics' confidential information.  Furthermore, it is agreed that nothing contained in this Section 2.01(c) shall restrict CODMAN during the Term from marketing or selling its own or another bipolar generator solely for the use in the field of the percutaneaous pain treatment, but in no other field.  Subject to the confidentiality provisions in this Agreement and other agreements entered into between CODMAN and Synergetics, after the Term, CODMAN shall be free to market or sell its own or another manufacturer's bipolar generators, associated products for use with such bipolar generators, irrigators, integrated cord and tubing sets, footswitches, footpedals, footswitch cables, generator remote controls, disposable hand-held surgical bipolar electrosurgery pens, disposable hand-held surgical bipolar electrosurgery coagulation balls, or disposable hand-held surgical bipolar electrosurgery loops.  Nothing in this Section 2.01(c) will restrict CODMAN from investigating any technologies as long as such investigation, to the extent it relates to technologies reflected in the Existing Products, is limited to evaluation of product specifications and does not involve the negotiation of any commercial terms of supply with any third party.  The foregoing shall not be deemed in any manner to modify CODMAN’s obligation under Section 3.08 hereof to negotiate first with Synergetics any proposal to develop a New Product.  Furthermore, nothing in this Section 2.01(c) will restrict CODMAN from investigating, developing, selling or marketing products that compete in the Field with the monopolar or bipolar or “Combination” (of monopolar and bipolar) generators supplied to CODMAN under this Agreement, but are not based on monopolar or bipolar or Combination generator technology; provided, however, that in the event CODMAN sells or markets such a competing product that is not based on monopolar or bipolar or Combination generator technology, all Exclusive Products hereunder shall cease to be “exclusive” and shall be deemed to be “non-exclusive” meaning that Synergetics shall thereafter be free under this Agreement to supply such products to any other party without limitation or restriction of any kind.

2.02       Exclusivity Option.

(a)        Synergetics grants to Codman an option to become the exclusive marketer and distributor (even as to Synergetics) of all monopolar or bipolar or Combination generators made by or for Synergetics for use in the Field and those accessories and disposables used therewith as listed in Schedule A (and for the avoidance of doubt, all Existing Products listed as Co-Exclusive Products in Schedule A shall become Exclusive Products), except for those RF generators marketed for minimally invasive pain control (“Option”).  Codman’s right to exercise the Option shall arise on the date of the first receipt by Codman of a Schedule G Generator, or of a CMC XL generator as a New Product hereunder, for commercial resale (such date being the “Opening Date”).  Codman shall have the right to exercise the Option during a period of 180 consecutive days, inclusive of and following the Opening Date (“Exercise Period”), after which time the Option will expire.  Codman’s exercise of the Option shall be performed by delivering a written notice thereof (“Notice”) to Synergetics along with a first Exercise Payment (as defined in Subsection 2.02(b), below).  The Notice shall not be delivered to Synergetics earlier than the Opening Date, and shall be effective on the effective date stated therein (“Exclusivity Date”), so long as such Exclusivity Date is within the Exercise Period, and the first Exercise Payment is received therewith.

(b)       To establish exclusivity, Codman will pay Synergetics Six Hundred Thousand Dollars ($600,000.00) in four quarterly installments of One Hundred Fifty Thousand Dollars ($150,000.00) (each such installment being an “Exercise Payment”).  As stated above, the first Exercise Payment shall be received with the Notice.  The remaining three Exercise Payments shall be received quarterly thereafter on the first day of the months that are three, six, and nine months after the Exclusivity Date, respectively.  Failure to deliver an Exercise Payment to Synergetics by the fifteenth day of each such month shall terminate Codman’s exclusive rights under the Option, and shall allow Synergetics all other remedies available at law or in equity.

(c)       Synergetics shall have three (3) months after the Exclusivity Date in which to stop marketing and distributing all monopolar or bipolar or Combination generators as well as those accessories and disposables used therewith as listed in Schedule A for use in the Field, except those RF generators marketed and distributed for minimally invasive pain control; provided that such sales of electrosurgical generators and accessories and disposables are in monthly quantities and at prices consistent with Synergetics’ ordinary course past practice during the prior 12 months.(d)

(d)       After the Exclusivity Date, Codman shall continue to provide forecasts in accord with Section 2.05, except as such forecasting provision may be temporarily revised to account for market transitions (e.g., exit of Synergetics and entrance of one or more Schedule G Generators).

(e) Synergetics shall, in cooperation with CODMAN, use good faith reasonable efforts to make improvements to the manufacturing process for Existing Products to reduce the cost of manufacturing and packaging over time while maintaining existing quality standards in the goal of improving the economics to both parties of the product supply arrangements hereunder.  To the extent that the quantity of any Existing Product purchased by CODMAN in any calendar year exceeds the annual purchase forecast provided to Synergetics in advance of that calendar year, and the manufacture of such above-forecast quantity creates material cost efficiencies, Synergetics shall pass those cost efficiencies on to Codman by way of reducing the transfer price for such Existing Product.

2.03     Supply of Products.  During the Term, Synergetics shall supply all product quantities of Existing Products as required by CODMAN (and its Affiliates), subject to such qualifications set forth in Section 2.05 hereof and elsewhere herein, for distribution for use in the Field.  Each such Existing Product shall be manufactured and packaged by Synergetics or its suppliers in accordance with the Specifications.

2.04     Prices; Shipping Terms.

(a)       The initial price (the "Price") for each Existing Product (other than sample, special or prototype products) during the Term is as set forth on Schedule A attached hereto.  The Prices set forth in Schedule A include all costs of manufacturing and packaging in accordance with the Specifications.  All deliveries of the Existing Products by Synergetics to CODMAN hereunder shall be FOB Origin.  Title to and risk of loss for any such product shall pass from Synergetics to CODMAN or its designee when it is delivered to the carrier at Synergetics’ manufacturing facility.  At CODMAN’s or its designee’s request, Synergetics will arrange for carriage on CODMAN’s behalf.

(b)       The Prices set forth on Schedule A shall remain in effect through December 31, 2009; provided, however, that for each year of the Term following the first year of the Term, with 90 days written notice to CODMAN, Synergetics may adjust the pricing applicable to CODMAN’s purchases of Existing Products for such year by an amount not to exceed the lesser of (A) [redacted**] or (B) the percentage increase in the [redacted**] from the prior twelve (12) months to the time of such written notice to CODMAN reflecting such price increase.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

2.05    Forecasts.  Attached hereto as Schedule E is CODMAN’s initial estimated purchases of the Existing Products from Synergetics in the form of a written, non-binding, rolling twelve (12) month forecast (the “Forecast”).  After the date hereof, the Forecast shall be updated and revised by CODMAN not more frequently than on a biannual basis, which update shall include the next successive six-month period added to the last such six-month period of the previous Forecast (i.e. the Forecast shall cover each of the next succeeding two biannual periods).  Although the Forecast is non-binding, CODMAN understands that Synergetics shall use the Forecast for planning purposes (including Raw Material acquisitions and investment in equipment and other resources) in order to make available the production capacity required to manufacture and supply the forecasted amounts of the Existing Products within the time frames specified therein and herein.

2.06     Orders; Shortages.

(a)       CODMAN shall place any binding orders for Existing Products by written purchase order (or by any other means agreed to by the parties) to Synergetics.  Such purchase orders shall set forth the desired date of delivery with respect to the Existing Products ordered and shall be placed at least one-hundred and twenty days (120) days prior to such desired date of delivery for all Medical Device Products and at least sixty (60) days prior to such desired date of delivery for all Disposable Products and Accessory Products (hereinafter referred to as the “Minimum Lead Times”); provided, however, that Synergetics shall use commercially reasonable efforts to reduce the Minimum Lead Time for Medical Device Products from 120 days to 90 days by June 30, 2010.  Such purchase orders shall be binding on CODMAN, and to the extent they meet the Minimum Lead Time requirements set forth above and do not exceed the Committed Amount (as defined below), such purchase orders shall be binding on Synergetics.  To the extent there is any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.  Notwithstanding Section 2.03 hereof, Synergetics shall be contractually obligated to supply only up to the lesser of:  (i) [redacted**] of the biannual quantity forecasted pursuant to Section 2.05 or (ii) [redacted**] of the average biannual volume purchased by CODMAN over the prior six month period (the “Committed Amount”).  Synergetics shall use commercially reasonable efforts to meet any orders in excess of the Committed Amount or with requested delivery times less than the applicable Minimum Lead Time.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(b)       If Synergetics, at any time, becomes aware that it may not be able to supply CODMAN with ordered quantities of Existing Products, including because materials and/or resources required to manufacture and supply Existing Products to CODMAN in a timely manner are, or are reasonably anticipated to become, in short supply, Synergetics shall promptly provide CODMAN a written notice to that effect.  If Synergetics so notifies CODMAN, Synergetics and CODMAN shall promptly meet to discuss how to address the potential shortage.

(c)       If by the 60th day following the expiration of the desired delivery date with regard to Medical Device Products, Synergetics is not able to meet an order for the Committed Amount, then Synergetics shall ship the shortfall as soon as reasonably possible and, unless the failure is a result of a Force Majeure event as set forth in Section 7.02 hereof, Synergetics shall discount the price applicable to such shortfall units by [redacted**] for any monopolar or bipolar or Combination generator and by [redacted**] for any irrigation system.

(d)       If by the 10th day following the expiration of the desired delivery date with regard to Accessory Products or Disposable Products, Synergetics is not able to meet an order for the Committed Amount, then CODMAN may order from an alternative supplier any such shortfall in the  Accessory Products or Disposable Products that were ordered by CODMAN from Synergetics (“Shortfall”) without being deemed to be in breach of its obligation under Section 2.01(c) hereof.  If such alternative supplier has a reasonable, good faith, minimum-order-quantity requirement from which CODMAN cannot reasonably obtain an exemption, CODMAN may hereunder purchase such minimum quantity even though it is larger than the Shortfall.  Other than the discrete order for the Shortfall or such minimum quantity allowed hereunder, which may be placed with the alternative supplier as described in this Subsection 2.06(d), CODMAN shall place all orders with Synergetics as required by 2.01(c).

2.07    Delivery.  All charges for final packaging and transport packaging are included in the Price.  All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment's destination.  Synergetics agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with CODMAN's instructions.  Synergetics further agrees to promptly render correct and complete invoices to CODMAN and to accept payment by check or, at CODMAN's discretion, cash or electronic transfer of funds.  All invoices submitted by Synergetics shall be payable upon receipt and due net within [redacted**] days after receipt of such invoices.  The date of invoice with respect to any Existing Product shall not be earlier than the date of shipment of such Existing Product.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

2.08    Shipment.  Synergetics shall ship Existing Products, at CODMAN's cost to the extent set forth in Section 2.04, to any location chosen by CODMAN utilizing carriers approved by CODMAN.  The risk of loss with respect to all Existing Products shall remain with Synergetics until the products to be shipped are loaded onto the carrier specified by CODMAN.  Synergetics will package all Existing Products in accordance with the packaging requirements included in the Specifications.

2.09    Minimum Purchase Requirements. Except as set for in Section 2.02 regarding the Option, CODMAN is not obligated to make any minimum purchases under this Agreement, but is required to purchase its requirements for the Existing Products as described in Section 2.01(c) hereof.

2.10    Meetings.  In the spirit of cooperation with which this Agreement is entered, during the Term, the parties hereto agree to use good faith efforts to meet not less than bi-annually to discuss issues that may arise from time to time in connection with each party’s performance of this Agreement.  Such meeting should occur at a mutually acceptable location and time and should include the CODMAN and Synergetics individuals responsible for managing supply under this Agreement and may include senior management from both CODMAN and Synergetics.

ARTICLE THREE
ADDITIONAL OBLIGATIONS OF THE PARTIES

3.01     Sales of Existing Products.  All business decisions relating to the sale, price, marketing and promotion of any Existing Product supplied under this Agreement (to the extent not in conflict with CODMAN’s obligations under the License Agreement) shall be within the sole discretion of CODMAN.  Synergetics further agrees that payment by CODMAN to Synergetics of the Prices set forth in Section 2.04 hereof for purchased Existing Product shall constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon CODMAN to commercially exploit its rights under this Agreement and are accepted by Synergetics in lieu of any best efforts obligations on the part of CODMAN.

   3.02     Package Labeling.

    (a)           Synergetics shall be responsible for the text and regulatory compliance of all package labels, labeling and Existing Product inserts used in connection with the Existing Products.  For purposes of this Agreement the terms "label" and "labeling" shall have the meanings set forth in Sections 201(k) and 201(m) respectively of the U.S. Federal Food, Drug and Cosmetics Act.

    (b)          Synergetics shall have the right to apply reasonable patent marking on the Existing Products indicating Synergetics’ Patents covering the Existing Products, as well as reasonable marking (i) on those products that Synergetics manufactures indicating such manufacture by Synergetics and (ii) that the Malis trademark is used under a license from Synergetics; provided, however that it is understood and agreed that this clause (b) shall be applied prospectively as new labeling is developed and existing Existing Product packaging inventories are drawn down.  For the avoidance of doubt, the parties agree that CODMAN is not required to repackage any Existing Products solely to comply with this clause (b).

(c)          Synergetics shall be responsible for the development and approval of the label content.  Synergetics shall provide the English version of the label to CODMAN.  CODMAN shall be responsible for copy format, artwork preparation, translations and production.  All related costs for the labeling, including, but not limited to, translations and production shall be the responsibility of CODMAN.

3.03    Provision of Information by Synergetics.  Synergetics shall, at the reasonable request of CODMAN, provide CODMAN with the following information relating to the Existing Products and New Products and to the extent reasonably available to Synergetics, at no cost to CODMAN:

(i)            provide all relevant information on product safety, efficacy, reliability and performance characteristics;

(ii)          the Device Master Record and Device History Record, as defined in 21 Code of Federal Regulations, Part 820, for the Existing Products;

(iii)         copies of all U.S. and foreign regulatory submissions, including any 510(k) submissions, held by Synergetics for the Existing Products;

(iv)        supply the written text of a technical service manual and user manual for each Existing Product in "print ready" form at no cost to CODMAN.  CODMAN will supply Synergetics with a quantity of technical service manuals and user manuals at its cost and Synergetics will ship the same with each unit of Existing Product purchased.

3.04    Changes.

(a)       In no event shall any significant change in form, fit or function, safety, efficacy or reliability, or the appearance of an Existing Product be made without the prior written approval of CODMAN.  If the parties agree on any such change, they shall modify the Specifications to reflect the same.  Synergetics further agrees that no significant changes to the method or process of manufacture or production of any Existing Product or the Raw Materials shall be made without prior written notification to and approval of CODMAN.  As used in this Section 3.04, the term "significant change" shall mean any change that (i) results in a material change to the Specifications, labeling or packaging; (ii) affects an Existing Product’s performance, physical appearance or configuration, software (other than debugging or other error correction which does not otherwise affect the performance of the software) or sterilization processes or any user output, (iii) affects product safety, reliability or integrity; (iv) requires a submission to or approval from a governmental body; or (v) is a change in the indications for use or a material change in the instructions for use.  In the event of any significant change, CODMAN shall have the responsibility to establish an appropriate and reasonable qualification protocol, if required by CODMAN, and CODMAN and Synergetics shall determine an appropriate inventory level for the pre-change Existing Product in order to cover on-going requirements during the qualification process.

(b)      At any time and from time to time during the Term, CODMAN may request that Synergetics change the Specifications and/or the Existing Products, if and to the extent that any such change is reasonably required to make the affected Existing Product(s) meet applicable safety standards, governmental statutes, rules, orders or regulations or necessary electronic certification requirements.  Synergetics shall use commercially reasonable efforts to effect any such changes in a reasonably prompt manner.  As for requests by CODMAN for changes to Specifications that are not reasonably necessary to meet such requirements, including changes requested to address customer complaints, the parties shall utilize the process of Section 3.08, New Product Development, to request such a product change.

(c)       The parties will negotiate in good faith to determine the change in the purchase price, if any, or delivery schedule that may be required by any change to any Specifications of any Existing Product under this Section 3.04.

3.05   Insurance. Synergetics agrees to procure and maintain in full force and effect during the Term valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide Comprehensive General Liability coverage including Existing Products and Contractual Liability coverage in an amount not less than [redacted**] per occurrence.  Such policy shall name CODMAN as an insured or an additional insured.  Upon CODMAN’s request, Synergetics shall provide to CODMAN certificate of coverage or other written evidence reasonably satisfactory to CODMAN of such insurance coverage.  Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give Synergetics and CODMAN ten (10) days' prior notice.  The existence of such coverage shall in no way limit Synergetics’ liability or obligations hereunder.  CODMAN represents and warrants that it has access to insurance and other financial resources adequate to met any financial obligation reasonably foreseeable under this Agreement.

3.06     Product Certifications and Governmental Registrations.

(a)           Product  Certifications.  Synergetics  will obtain the necessary Product  Certifications that will benefit and will be made available to CODMAN in order to permit Codman to file Governmental Registrations. Synergetics shall apply for such Product Certifications at Synergetics’ expense including any required updates due to any applicable change in worldwide product safety and compliance standards.

(b)           Governmental Registrations.  CODMAN shall apply, in its name and at its cost, for all Governmental Registrations required for CODMAN to market Existing Products during the Term. Synergetics shall reasonably cooperate with CODMAN in its efforts to obtain such Governmental Registrations.  Synergetics agrees that CODMAN shall have access to all of Synergetics’ non-confidential regulatory submissions and Product Registrations for the Existing Products to the extent necessary to exercise its rights or fulfill its obligations hereunder.  Likewise, CODMAN agrees that Synergetics shall have access to all of CODMAN’s non-confidential regulatory submissions for the Existing Products

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(c)           EU Authorized Representative.   Synergetics appoints CODMAN to be the authorized representative in the European Union countries with respect to Existing Products. CODMAN will be responsible to carry all activities of the authorized representative as defined in the EU Medical Device Directive 93/42.  CODMAN’s name and contact information will appear on all product labeling

3.07     Additional Rights of CODMAN.  CODMAN shall be permitted to:

(i)            advertise the Existing Products in those medical journals and/or direct mail campaigns which in its judgment are best suited for sale of the Existing Products.  In disagreements as to marketing or sales content, CODMAN shall prevail to the extent such marketing or sales content otherwise is in compliance with any requirement set forth in the License Agreement.  On matters of technical description or medical use or practice, Synergetics shall prevail.

(ii)          show the Existing Products at the AANS and CNS and such other trade shows as mutually agreed upon by CODMAN and Synergetics, but not to the exclusion of similar rights of Synergetics.

3.08     New Product Development.  At any time during the Term, either Party (“Offering Party”) may offer in writing to the other Party (“Other Party”) a proposal (“Proposal”) for the development of a New Product to be manufactured by Synergetics or by a third party for Synergetics and marketed by CODMAN hereunder.  The Other Party will have sixty (60) days to respond in writing to the Offering Party to state whether the Other Party accepts or rejects or conditionally accepts the Proposal.  If the Other Party accepts or conditionally accepts the Proposal, the parties will have an additional sixty (60) days to negotiate a definitive agreement with respect to the development of the New Product.  New Product development is expected to be a cooperative effort by the Parties in order to obtain an agreed upon result within a reasonable time schedule and at a reasonable cost.  Schedule G sets forth certain guiding principles applicable to the New Product development process.  Schedule A shall be revised in accord with the Parties agreement related to the New Product after such New Product is ready for sale (after which revision the New Product will become one of the Existing Products).

(a)        Unless CODMAN has exercised the Option, if CODMAN has offered the Proposal and the parties do not sign a definitive agreement at the end of the second sixty (60) day period or Synergetics does not accept or conditionally accept the Proposal within the first sixty (60) day period (such first 60-day period and, upon acceptance or conditional acceptance, such 120-day period being referred to hereinafter as the “Offer Period”), then CODMAN shall be free to directly or indirectly offer or sell the product of such Proposal in competition with an Exclusive Product without being deemed to be in breach of Section 2.01(c) hereof.  At no time during the Term shall CODMAN enter into any discussions with any other party with respect to commercial terms for a transaction similar to the Proposal unless the Proposal has been first made to Synergetics and the Offer Period has expired without a definitive agreement being signed as specified above.  At the time CODMAN elects pursuant to this Section 3.08 to directly or indirectly offer or sell a product that competes with an Exclusive Product in the Field and CODMAN has its first commercial sale of such competing product, such Exclusive Product hereunder shall cease to be “exclusive” and shall be deemed to be “non-exclusive” meaning that Synergetics shall thereafter be free under this Agreement to supply such product to any other party and to market such product on its own without limitation or restriction of any kind.

(b)       Once CODMAN has exercised the Option, all monopolar and bipolar and Combination generator products as well as all accessories and disposables used therewith as listed in Schedule A for use in the Field shall only be developed and manufactured by Synergetics for CODMAN and Synergetics shall not for itself or third parties develop, manufacture, or market monopolar or bipolar or Combination generator products that would compete with generator products and accessories and disposables to which Codman is granted exclusive rights under this Agreement.

ARTICLE FOUR
QUALITY/DEFECTIVE PRODUCT/INSPECTIONS/TESTING

4.01     Inspections.  CODMAN shall have the right, upon reasonable notice to Synergetics and during regular business hours, to inspect and audit the facilities being used by Synergetics (or any third party) for production and storage of Existing Products to assure compliance by Synergetics (and its suppliers) with (i) all applicable statutes, laws and regulations, including, without limitation, Quality System Regulations ("QSRs") enforced by the United States Food and Drug Administration (the "FDA"), (ii) CODMAN Quality Assurance Policies, (iii) Johnson & Johnson Corporate Quality Assurance Requirements, and (iv) the terms and provisions of this Agreement.  Synergetics shall within fourteen days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such fourteen day period, present to CODMAN a written plan to remedy such deficiencies as soon as possible; and the failure by Synergetics to remedy or cause the remedy of any such deficiencies within such fourteen day period or to present such a plan within such fourteen day period and then use commercially reasonable efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement.  Synergetics acknowledges that the provisions of this Section 4.01 granting CODMAN certain audit rights shall in no way relieve Synergetics of any of its obligations under this Agreement, nor shall such provisions require CODMAN to conduct any such audits.

4.02    Acceptance; Disposition of Non-Compliant Product.  CODMAN shall have no obligation to pay for any Existing Product that is subject to a claim of non-compliance with the Specifications; provided that any such claim of non-compliance is based upon product acceptance testing performed by CODMAN in accordance with the test protocols set forth in the Specifications; and provided further that CODMAN shall pay for Existing Product within [redacted**] days of receipt unless such Existing Product has been rejected within such [redacted**]-day period.  Synergetics shall replace at its own cost and expense, including reimbursement of freight costs incurred by CODMAN, Existing Product that fails to comply with the Specifications or other warranties made in Article Five hereof, which replacement shall constitute CODMAN's sole and exclusive remedy therefore (but in no way limiting Synergetics’ indemnity obligations under Section 6.01). CODMAN shall notify Synergetics of the existence and nature of any non-compliance with the Specifications that comes to its attention and shall return such non-compliant Existing Product to Synergetics within [redacted**] days after it is rejected by CODMAN.  Synergetics shall have a reasonable opportunity, not to exceed [redacted**] days from receipt of such Existing Product, to inspect such non-compliant product and provide CODMAN an explanation of the non-compliance and proposed course of action (i.e. repair (including the nature of the repair) or replacement of the Existing Product).  The acceptance (or non-rejection) of any Existing Products shall in no way limit CODMAN's rights under Synergetics product warranty or for indemnification hereunder; provided however that Synergetics shall, subject to return from CODMAN of the non-compliant product, replace non-compliant product (i) under this Section 4.02 if found to be non-compliant within [redacted**] days following receipt thereof by CODMAN and (ii) under Section 5.01 if found to be non-compliant after such [redacted**] day period.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

4.03    Independent Testing.  If, after Synergetics’ inspections of any Existing Product, the parties disagree as to whether such Existing Product conforms to the Specifications, either party may deliver the item to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm such item's conformance to the Specifications.  All costs associated with such third-party testing shall be at CODMAN's expense unless the tested item is deemed by such third-party to be not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Synergetics.  No inspection or testing of or payment for Existing Product by CODMAN or any third-party agent of CODMAN shall constitute acceptance by CODMAN thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of Synergetics for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

4.04    Corrective Action.  In the event any governmental agency having jurisdiction shall request or order, or if CODMAN shall reasonably determine to undertake, any corrective action with respect to any Existing Product, including any recall, corrective action or market action, and the cause or basis of such recall or action is reasonably attributable to a breach by Synergetics of any of its warranties, guarantees, representations, obligations or covenants relating to that Existing Product, then Synergetics shall actively cooperate with CODMAN in executing such corrective action relating to Existing Product quality and performance, and, Synergetics shall reimburse CODMAN for the reasonable out of pocket costs of such action, including the cost of replacing any Existing Product which is so recalled, whether or not any such specific unit of Existing Product shall be established to be in breach of any warranty by Synergetics hereunder; provided, however, that any such amount to be reimbursed to CODMAN shall be proportionately reduced by an appropriate amount based on the degree to which such corrective action may also be reasonably attributable to a breach by CODMAN of any of its obligations or covenants hereunder or its negligence or willful misconduct, and provided, further, that if none of the units of Existing Product returned to Synergetics are determined to be (in accordance with the terms of Sections 4.02 and 4.03) in breach of any warranty provided by Synergetics hereunder, then CODMAN shall reimburse Synergetics for its reasonable out of pocket costs for such action, and CODMAN shall offset amounts owing to Synergetics for the cost of any Existing Product returned to Synergetics.  Before undertaking any such corrective action, CODMAN shall provide, to the extent reasonably practicable under the circumstances, reasonable advance notice to Synergetics of the proposed corrective action and shall discuss in good faith with Synergetics its rationale for such proposed corrective action.

4.05     Notice of Audit or Inquire.  Each party agrees to promptly notify the other of any FDA audit, or any audit by any other regulatory body, of its facilities used for the manufacture, storage or distribution of Existing Products, or any request for information from the FDA, or other regulatory body, related to the manufacture of Existing Products, as soon as practicable after it received notice of such audit or request.

4.06.  Warranty Service.  With the exception of disposable and limited-use products, Synergetics agrees to perform repair, maintenance, modification and other services (including warranty repairs) on a timely basis on Existing Products purchased by CODMAN, its Affiliates, or its customers.  When requests for service from customers shall be directed to CODMAN, CODMAN will arrange for the customer to ship the applicable Existing Product directly to Synergetics.  Unless not reasonably repairable, Synergetics will repair and return product in accordance with CODMAN instructions.  In the case of out-of-warranty service, Synergetics will bill CODMAN, who in turn will bill the customer.  The rates for out-of-warranty service shall be as shown in Schedule F, which shall be subject to reasonable amendment on an annual basis by Synergetics.  Subject to the availability of specific parts from suppliers, Synergetics agrees to use commercially reasonable efforts to maintain an inventory of spare and replacement parts for each Existing Product sold under this Agreement if and when production ceases for a period of at least three (3) years following the delivery date of the particular Existing Product.  When requests for service are directed to a CODMAN Affiliate, such Affiliate may arrange for service to be performed by Synergetics or may arrange for service at a CODMAN- or Affiliate-sponsored service center outside the United States.  Synergetics will support such service centers outside the United States by providing at commercially reasonable prices a supply of spare and replacement parts for Existing Products (subject to the availability of such parts) and training to service center personnel on the service and repair of Existing Products.

4.07.   Medical Device Reports. The parties agree to cooperate in good faith with respect to responding to or making any Medical Device Reports (“MDR’s”) pertaining to the Existing Products.  Synergetics and CODMAN shall actively cooperate in investigating the circumstances underlying in the Medical Device Report and in responding to FDA inquiries.  With respect to Disposable Products, Codman shall file any necessary manufacturer MDR’s for all complaints that are found to meet the definition of MDR reportable events (as defined in 21 CFR, Part 803).  Otherwise, Synergetics shall file any necessary manufacturer MDR’s for all complaints that are found to meet the definition of MDR reportable events (as defined in 21 CFR, Part 803).

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

5.01    Product Warranty.

(a)        Synergetics warrants to CODMAN that the Existing Products will meet the Specifications in all material respects and will be free from material defects in material, workmanship and design, PROVIDED THAT:

(i)            The Existing Product has been installed, stored, used and maintained in strict compliance with the safety procedures, Operating Instructions and storage and handling requirements provided with the Existing Product;

(ii)          Synergetics or an authorized Synergetics representative is notified within 10 business days of the warranty claim, and as soon as notice of an alleged defect is received by CODMAN or the alleged defect appears, the Existing Product shall be taken out of service;

(iii)         The Existing Product has not been subject to (1) neglect, misuse or operation contrary to the Operating Instructions provided with the Existing Product or (2) improper storage or handling contrary to the storage and handling instructions provided with the Existing Product; and

(iv)        No repairs have been attempted or parts replaced by anyone not authorized by Synergetics to perform such repair, and the Existing Product serial number, date stamp or other identification marks have not been removed or defaced.

(b)       Synergetics' liability under the warranty under Section 5.01(a) above is limited to the (i) supply of replacement parts or Existing Product or (ii) labor and parts repair at an authorized Synergetics facility (including shipping costs from CODMAN to Synergetics’ facility and back) up to a value not exceeding the original Synergetics’ invoice price of the Existing Product.

(c)       The duration of the warranty under Section 5.01(a) above shall be two-years from the date of shipment by Codman of the Existing Product.

(d)       The warranty under Section 5.01(a) above does not include:

(i)            Packaging, freight or insurance for shipments between the end-user customer and CODMAN; or

(ii)          Existing Products not provided by Synergetics or damage to the Existing Product that is caused by any such products.

(e)       Synergetics represents and warrants that it complies and shall comply with applicable statutes, laws, ordinances, rules and regulations relating to the manufacture, assembly and supply of the Existing Product, including, without limitation, those enforced by the FDA (including compliance with CFR 21 Part 820 Quality System Regulation and cGMPs) and by the International Standards Organization (including IEC 60601-1 Programmable Electromechanical Equipment, and all applicable, related, IEC collateral standards).  Synergetics represents and warrants that it has obtained ISO 13485 certification and has submitted to the FDA an application for 510(k) clearance for the Existing Products and that the applications for such certification and clearance contain (or prior to certification or clearance will contain) complete and accurate information and that the information contained therein was provided in good faith in compliance with all applicable statutes, laws, ordinances, rules and regulations.

5.02    Execution and Performance of Agreement.  Synergetics and CODMAN each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement.  Synergetics and CODMAN each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

5.03    Intellectual Property.  Synergetics represents and warrants to CODMAN that Synergetics owns all of the rights, title and interest in and to the Synergetics Patents and Know-How and all other Synergetics intellectual property that may be used in connection with the Existing Products; no academic institution, member of an academic institution, corporation or other entity, or any local, state or federal government holds any property rights through it in any Existing Product; Synergetics is able to consummate this Agreement in the capacity of a free agent; to the knowledge of Synergetics’ Chief Executive Officer and Chief Scientific Officer, the manufacture, use and sale of the Existing Products in accordance with the terms of this Agreement does not and will not infringe any third party's rights under any patent; and Synergetics is presently aware of no infringement by any third party of any Synergetics Patent.

5.04    Further Warranty Limitations.

(a)       SYNERGETICS MAKES NO WARRANTY OTHER THAN THOSE EXPRESSLY MADE HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

(b)       THE ABOVE WARRANTIES SHALL SUPERSEDE ANY DISCLAIMER OF WARRANTIES STATEMENT WHICH IS INCLUDED IN THE OPERATING INSTRUCTIONS, OR ANY OTHER DOCUMENTATION PROVIDED WITH THE EXISTING PRODUCT, TO THE EXTENT THE PROVISIONS OF SUCH DISCLAIMER OF WARRANTIES ARE INCONSISTENT WITH THIS AGREEMENT.

(c)       NOTHING CONTAINED IN THIS ARTICLE FIVE SHALL IN ANY WAY LIMIT SYNERGETICS’ INDEMNITY OBLIGATIONS UNDER SECTION 6.01.

ARTICLE SIX
INDEMNIFICATION

6.01    Indemnification by Synergetics. Synergetics shall indemnify, defend and hold harmless CODMAN and its Affiliates and their respective officers, directors and employees from and against any and all claims, damages, lawsuits, liabilities, costs, charges, judgments and expenses (including interest, penalties and reasonable attorneys' fees) (collectively "Damages") incurred by such party arising out of or resulting from (i) material breach by Synergetics of any of its representations, warranties, guarantees, covenants or obligations contained herein; or (ii) manufacturing defects in Existing Products supplied by Synergetics to CODMAN pursuant to this Agreement, except to the extent caused by CODMAN's distribution practices, CODMAN's advertising or promotional material for the Existing Products that has not been approved by Synergetics, or misrepresentations of the Existing Products by CODMAN, or improper use of the Existing Products.  Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this Section 6.01.

6.02    Indemnification by CODMAN.  CODMAN shall indemnify, defend and hold harmless Synergetics and its Affiliates and their respective officers, directors and employees from and against any and all Damages incurred by such party arising out of or resulting from (i) any material breach by CODMAN of any of its representations, warranties, guarantees, covenants or obligations contained herein or (ii) the use of the Existing Products (including personal injury and product liability claims) to the extent caused by CODMAN's distribution practices, CODMAN's advertising or promotional material for the Existing Products that has not been approved by Synergetics, or misrepresentations of the Existing Products by CODMAN.  Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this Section 6.02.

6.03     Claims.  Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under this Article Six.  The indemnified party, at its own expense, shall have the right to participate with the indemnifying party in the indemnifying party's defense, settlement or other disposition of any Indemnity Claim, subject to the ultimate control of the indemnifying party.  With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise materially adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim.  The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

6.04    Survival.  This Article Six shall survive any termination of this Agreement.

ARTICLE SEVEN
INABILITY TO MANUFACTURE, FORCE MAJEURE

7.01    Failure to Manufacture.  (a)  During the Term, should Synergetics be unable to or fail for any reason, other than as set forth in paragraph 7.02 hereof, to manufacture an Existing Product in accordance with the agreed upon Specifications or to comply with applicable Good Manufacturing Practices as specified in paragraph 5.01(a) (hereinafter referred to as a "Manufacturing Deficiency"), CODMAN within sixty (60) days of the discovery of the Manufacturing Deficiency, on ninety (90) days prior written notice to Synergetics, may remove the particular Existing Product from the terms of this Agreement.  During the ninety (90) day notice period set forth in the preceding sentence, Synergetics will have the right to cure such Manufacturing Deficiency in order to keep the particular Existing Product in compliance with the terms of this Agreement, in which event the notice shall be null and void.

7.02     Force Majeure.  Synergetics shall not be liable for any failure to supply or deliver or for any delay in the delivery of the Existing Products hereunder, when any such failure or delay is caused, directly or indirectly, by fires, floods, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), wars, shortages of fuel, power, or raw materials, inability to obtain or delays of transportation facilities, acts of God, or any cause, whether similar or dissimilar, to the foregoing beyond the reasonable control of Synergetics, as the case may be affecting Synergetics’ production and/or delivery of the Existing Products covered by this Agreement or CODMAN's acceptance or resale thereof.  Such failure will be excused for three months or as long as such event shall be continuing (whichever period is shorter) provided that Synergetics gives prompt written notice to CODMAN of the Force Majeure Event.  Synergetics shall exercise all reasonable efforts to eliminate the Force Majeure event and to resume performance.  In the event the failure continues beyond three months then CODMAN may, at CODMAN's option and for as long as such Force Majeure event continues, find another source to manufacture and supply a substitute for the Existing Products without be deemed to be in breach of Section 2.01(c) hereof.  The provisions of this paragraph shall not serve to modify any rights CODMAN may have under paragraph 7.01 concerning Synergetics' inability to manufacture.

ARTICLE EIGHT
CONFIDENTIALITY

8.01    Confidential Information.  As used herein, "Confidential Information" shall mean the Specifications, the Know-How, the Manufacturing Costs, information pertaining to any Synergetics product (including information obtained from the testing and evaluation of any such Synergetics product) the Raw Materials, and all other confidential or proprietary information that is reduced to writing, marked as confidential and given to one party by the other party relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances.  Neither party shall, during the Term and for a period of five years following the termination or expiration of this Agreement for any reason, use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each party shall insure that its employees, officers and agents shall not use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that CODMAN may disclose Confidential Information of Synergetics to CODMAN's Affiliates and consultants if such persons reasonably need to know such information for purposes of this Agreement, are informed of the confidential nature of such information and are under contractual obligation to CODMAN to keep such information confidential and not use or disclose such Confidential Information.  Confidential Information shall not include information that (i) was already known to the receiving party at the time of its receipt thereof, as evidenced by its written records (other than information obtained from Synergetics or from a third party that did not have the right to make a disclosure of information without violating an obligation of confidentiality), (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving party, (iv) is subsequently independently developed by the receiving party without use of or reference or access to the disclosing party’s Confidential Information or (v) is required to be disclosed to comply with applicable laws or regulations, including without limitation the rules or regulations of the United States Securities and Exchange Commission or of any stock exchange (including without limitation Nasdaq) or an order of a court or regulatory body having competent jurisdiction.

ARTICLE NINE
LICENSE RIGHTS

9.01    License Upon Bankruptcy.  Synergetics hereby grants to CODMAN a non-exclusive, worldwide license, with the right to grant sub-licenses to its Affiliates, under the Synergetics Patents and Know How, to use, sell, make and have made the Existing Products in the Field for the Term (collectively the "Bankruptcy License Rights"); provided, however, that the Bankruptcy License Rights granted hereunder shall be subject to the terms of Section 9.02, and shall be effective only if during the Term (i) a Title 11 proceeding has been voluntarily filed by Synergetics, or filed by a third party and not dismissed within 90 days thereafter, and (ii) this Agreement has been rejected in the Title 11 proceeding (a "Bankruptcy Event").  Notwithstanding anything in this Article 9 to the contrary, CODMAN shall not have any Bankruptcy License Rights, nor shall it exercise any Bankruptcy License Rights, other than after the occurrence of a Bankruptcy Event.  Furthermore, notwithstanding anything in this Article 9 to the contrary, any and all Bankruptcy License Rights shall terminate at expiration of the Term.

9.02    Rights Upon Bankruptcy.  The rights and licenses to Synergetics Patents and Know-How granted under Section 9.01 of this Agreement by Synergetics to CODMAN are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Synergetics agrees during the Term to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Synergetics Patents and Know-How.  If a case is commenced by or against Synergetics under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, Synergetics (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) at its option shall either perform all of the obligations provided in this Agreement to be performed by Synergetics or permit CODMAN to exercise its rights under the license granted by Section 9.01 above.

9.03    Third-Party Infringement.  In the event there is infringement by a third party of any Synergetics Patent (“Third Party Infringement”) and CODMAN becomes aware of such infringement, CODMAN shall give Synergetics written notice to that effect, including with such written notice evidence establishing a prima facie case of infringement by such third party.  Synergetics shall bear all expenses of any suit brought by it based upon such infringement and shall retain all damages or other monies awarded or received in settlement of such suit.  If, after the expiration of ninety (90) days from the date of such notice, Synergetics has not obtained a discontinuance of such infringement or brought suit against the third party infringer, then the parties shall appoint by mutual agreement an attorney with at least 15 years experience in litigating patent infringement lawsuits in the United States, who is a partner at a law firm with a nationally recognized intellectual property practice and who has no prior relationship with either party (“Independent Patent Counsel”).  Such Independent Patent Counsel shall evaluate the identified Third Party Infringement and advise the parties in writing by not later than 60 days after his or her appointment whether he or she believes there is a reasonable likelihood of success in pursuing a claim for the Third Party Infringement.  The cost of Independent Patent Counsel shall be shared equally by the parties.  If Independent Patent Counsel determines that there is a reasonable likelihood of success and by the 30th day after such advice Synergetics has still not obtained a discontinuance of such infringement or brought suit against the third party infringer, then CODMAN shall have the right, but not the obligation, to bring suit against such infringer.  Synergetics will cooperate with CODMAN in any such suit for infringement brought by CODMAN against such third party, and shall have the right to consult with CODMAN and to participate in and be represented by independent counsel in such litigation at its own expense.  CODMAN shall bear all expenses of such suit, and shall retain any damages or other monies awarded or received in consequence of such litigation.

9.04    Ownership of Developments.

(a)       All inventions made, conceived or acquired by Synergetics, and the intellectual property related to any Existing Product, the New Product, or any other product including any improvement of any such product and Know-How related to any such product shall be the exclusive property of Synergetics.

(b)       Except as provided in Section 9.04(a), above, all inventions made, conceived or acquired by CODMAN, and the intellectual property related thereto, will be the exclusive property of CODMAN.

ARTICLE TEN
TERM AND TERMINATION

  10.01  Term.  The "Term" of this Agreement shall commence with retroactive effect as of January 1, 2009 and continue until December 31, 2011, or such later date that is mutually agreed to in writing by CODMAN and Synergetics, or such earlier date as provided in this Article Ten.  This Agreement shall automatically renew for a Renewal Term of three years, beginning January 1, 2012 and ending December 31, 2014, unless either Party provides written notice to the other Party of its intent not to renew the Agreement at least twelve (12) months prior to the end of the original Term, i.e., on or before December 31, 2010 or, with respect to any Renewal Term, at least twelve (12) months prior to the end of such Renewal Term.  Written notice of intent not to renew by either party on or before December 31, 2010, shall automatically enable Codman and Synergetics to seek and negotiate with an alternate supplier(s) or distributor(s), respectively, for future supply or distribution of products that would compete with Existing Products, notwithstanding any other provisions to the contrary in this Agreement.

  10.02  Termination Agreement.  Upon receipt of a notice of one Party’s intent not to renew the Agreement for the Renewal Term, as allowed for in Section 10.01, the Parties shall have thirty (30) days to negotiate a mutually agreeable written termination plan that will allow for a smallest reasonably impact of the termination on the then current Forecast and on continuing support for end-user customers of either Party throughout the remainder of the Term,

   10.03  Termination for Breach.  If either Synergetics, on the one hand, or CODMAN, on the other hand, shall materially breach any covenant, agreement or obligation under this Agreement, then the other party may give notice to terminate this Agreement by giving such party notice of such breach.  The party receiving such notice shall have ninety (90) days from the date of receipt thereof to cure such breach.  If such breach is not cured within such ninety (90) day period, then the non-breaching party shall have the right to terminate this Agreement effective as of the end of such period.  In the event such breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated.

 10.04  Termination for Insolvency.  Either party may terminate this Agreement upon notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

  10.05  Termination for Patent Infringement.  Either party may terminate this Agreement at the end of a 90-day period following Synergetics’ receipt of written notice from CODMAN if a judgment from a court of competent jurisdiction in the United States holds that the manufacture, use, importation or sale of a Medical Device Product, which has not been discontinued or otherwise removed from Schedule A, infringes the patent rights of a third party.

 10.06  Effect of Termination.  Notwithstanding the termination of this Agreement for any reason, each party hereto shall be entitled to recover any and all damages (other than consequential damages or other damages expressly excluded by this Agreement) that such party shall have sustained by reason of the breach by the other party hereto of any of the terms of this Agreement.  Termination of this Agreement for any reason shall be without prejudice to Synergetics’ right to receive all payments accrued and unpaid on the effective date of termination and shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination.  In the event of termination for any reason, CODMAN shall have the non-exclusive right to continue to market and distribute the Existing Products until its inventory is fully depleted, unless such termination is for non-cured material breach of this Agreement by CODMAN or results from the termination of the License Agreement for non-cured material breach by CODMAN, which shall result in CODMAN having no right to continue to market or distribute the Existing Products .

 10.07  Survival of Certain Provisions. The provisions of this Agreement set forth in Article Six, Article Eight, Section 10.06 and Article Eleven, and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof.

ARTICLE ELEVEN
MISCELLANEOUS

11.01  Arbitration.

(a)        Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to final and binding arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in Chicago, Illinois.

(b)        The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

(c)        The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings.  In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side.  The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

(d)        The arbitrator(s) shall render their award following the substantive law of New Jersey. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

(e)         To the extent possible, the arbitration hearings and award will be maintained in confidence.

(f)         The United States District Court for New Jersey may enter judgment upon any award.  In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified.  In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

(g)        Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(h)        EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(i)         EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

(j)          EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) FROM THE OTHER.

11.02  Publicity. Except as provided in Section 3.02, and excepting public press releases or other disclosures describing material events as required under applicable regulations of the Securities and Exchange Commission and applicable stock exchanges (including NASDAQ), neither party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, CODMAN’s or Synergetics’ customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party hereto. Synergetics shall not use the name of Johnson & Johnson, CODMAN, or any of its Affiliates for advertising or promotional purposes without the prior written consent of CODMAN.

11.03  Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

11.04  Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or three business days after deposit in the mail, if sent by U.S. mail, and shall be addressed as follows:

If to Synergetics:                          Chief Executive Officer
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368

with a Copy to:                               General Counsel
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368

If to CODMAN:                             Codman & Shurtleff, Inc.
325 Paramount Drive
Raynham, MA 02767-0350
Attention: President

with a Copy to:                               Codman Board Attorney
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

11.05  Failure to Exercise.  The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.

11.06  Assignment.  This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that either party shall have the right to assign any or all of its rights or obligations under this Agreement to a successor to that part of its business to which this Agreement relates. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

    11.07  Severability.  In the event that anyone or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

11.08  Relationship of the Parties.  The relationship of CODMAN and Synergetics established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

11.09  Entire Agreement.  It is the desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein. This Agreement constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof.

11.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11  Expenses.  Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

11.12  Modifications and Amendments. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

11.13  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.14  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof.

11.15  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16  CODMAN Compliance with Laws. CODMAN agrees to comply with all laws and regulations applicable to the performance of its obligations hereunder and/or applicable to its marketing and sale of the Existing Products.

IN WITNESS WHEREOF, the parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

SYNERGETICS, INC.

By:	/s/ Robert H. Dick
Robert H. Dick
Chairman of the Board

CODMAN & SHURTLEFF, INC.

By:	/s/ P. Laxminarain
Name:	P. Laxminarain
Title:	Worldwide President

SCHEDULE A
EXISTING PRODUCTS

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE B

Intentionally left blank.

SCHEDULE C

Patent Portfolio of Synergetics USA, Inc.
Pertaining to Existing Products

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE D
PRODUCT SPECIFICATIONS

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE E

NON-BINDING FORECAST

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE F
OUT OF WARRANTY SERVICE
PARTS & LABOR PRICES

[Redacted** (13 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE G

NEW PRODUCT DEVELOPMENT

Background.  In about September 2008 Synergetics offered to replace the Existing Product generators (CMC III and Synergy) with newly designed and developed generators.  After observing prototypes of several generators of varying functionality and capability, CODMAN conditionally accepted Synergetics’ offer with a request that two new generators (provisionally referred to as the CMC I and the CMC V and for purposes of this Agreement, referred to herein as the “Schedule G Generators”) be developed by Synergetics.  CODMAN’s conditional acceptance was based on a requirement for further input by CODMAN into the setting of initial specifications for the generators that will be developed.   In order to facilitate and provide clarity with respect to the development of the Schedule G Generators and any additional New Product development under this Agreement (including any necessary development work needed to add a possible New Product generator to Exhibit A as an interim step toward development of the Schedule G Generators in order to address component availability and regulatory compliance matters with respect to the Schedule G Generator development (such interim New Product generator referred to as a “CMC XL”)), the Parties set forth below the following guiding principles to govern such product development.

Responsibilities and Costs.  Throughout product development CODMAN shall be allowed to assist in the making of decisions that will affect the functionality of the new products.  However, product development (e.g., designing, prototyping and testing of generators) as well as obtaining and maintaining Product Certification, will be the responsibility of Synergetics.  CODMAN shall provide Government Registrations.  Synergetics shall fund its own costs associated with its internal development and certification efforts.  CODMAN shall fund its own costs associated with its participation in development and Government Registrations.    In providing any assistance during product development as contemplated hereunder of the Schedule G Generators, CODMAN shall give reasonable consideration to potential CMC III and Synergy generator part supply constraints, as information on such constraints is provided to CODMAN by Synergetics, as well as to its good faith intent to receive for commercial resale such new generators developed hereunder during the first year of the Term.

Joint Development Team.  Each of Synergetics and CODMAN will identify a primary contact person for coordination of communications between the Parties related to the product development projects.  Further, each Party will identify the appropriate, responsible persons to participate in, and make decisions with respect to the development projects.  Such persons will be members of a joint development team, which shall meet as often as mutually agreed between the Parties.  It is expected that the joint development team will be comprised of persons whose job functions include management of sales, marketing, quality engineering, manufacturing engineering, purchasing, customer service, and finance, as needed from either Party.  Team meetings may be conducted by conference call or in person.  It is expected that the location of in-person meetings will alternate between the primary location of Synergetics development effort in King of Prussia, Pennsylvania, and the CODMAN headquarters in Raynham, Massachusetts.

Specifications and Timeline.  The Parties will agree on written product specifications, including a target transfer price, and on a detailed, written development project plan (with each of the various steps to be taken to complete development of the New Product) and timeline (having beginning and ending dates assigned to each step of the plan) – which for each of the Schedule G Generator projects shall be agreed prior to April 30, 2009.  The Parties will work diligently and in good faith to meet milestones (beginning and ending dates set in the timeline for each of the steps of the plan) set forth in each such project plan and timeline.  As soon as either Party reasonably believes a milestone may not be timely begun or completed, such Party will communicate the same to the other Party.  After such communication, the Parties will promptly meet to mutually agree on whether a revision to the specifications or plan or timeline is necessary and, if so, on such revision.